Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Fred Buonocore (212) 836-9607
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. COMMENTS ON 2012 THIRD QUARTER

Oklahoma City, Oklahoma – October 11, 2012 – LSB Industries, Inc. (“LSB”) (NYSE: LXU) today provided an update to its previous announcements and disclosures related to certain ongoing issues at two of its facilities and their impact on 2012 third quarter results. The Company expects to report its results for the third quarter ended September 30, 2012 on or about November 6, 2012.

The Pryor Facility has had continual problems with the ammonia conversion process, as well as unplanned downtime at its main ammonia plant, which have caused fluctuating production levels, preventing it from reaching our targeted production rates of approximately 600 tons per day. Total ammonia production during the third quarter was approximately 28,000 tons, or 50% lower than our targeted rate. As a result, the Pryor Facility’s 2012 third quarter operating income was approximately $14 million lower than it would have been had ammonia production been at or near target levels, based upon the selling price of ammonia and UAN during the quarter.

As previously announced, we plan to replace six small ammonia converters at Pryor with one Kellogg converter. We have received our permit to install the Kellogg converter, the foundation for the converter is complete; and the converter is scheduled to be replaced during the fourth quarter 2012. Once the replacement converter is installed and in full operating mode, we should achieve our targeted production rates at Pryor.

The third quarter of 2012 was also adversely affected by lost profits and extra expenses at our El Dorado, Arkansas Facility following the May 15, 2012 explosion which destroyed the Direct Strong Nitric (DSN) acid plant and caused damage of varying degrees throughout the site. The El Dorado Facility has completed repairs to the three other nitric acid plants and most of the repairs to certain other equipment damaged by the explosion. Our insurance policy provides for Business Interruption coverage for certain lost profits and extra expenses which will be recognized as a reduction to cost of sales in the quarter received. We expect to begin receiving insurance recovery payments in the 2012 fourth quarter or shortly thereafter.

Jack E. Golsen, LSB’s Board Chairman and CEO stated, “Despite the issues that depressed our third quarter profitability, our consolidated revenues for the period topped $180 million, driven by robust pricing in the fertilizer market. We look forward to resuming targeted production rates at Pryor starting in 2013, which should substantially improve our bottom line as the outlook for our agricultural business remains strong. Additionally, we should begin to receive reimbursements from our Business Interruption insurance carrier for El Dorado’s lost profits and extra expenses in the fourth quarter 2012 or early 2013.”

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LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular chillers and large custom air handlers; and the manufacture and sale of chemical products for the agriculture, mining and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to lower operating income for the Pryor Facility during 2012 third quarter; timing of repairs to or replacement of ammonia converters at the Pryor Facility; reaching targeted production rates at the Pryor Facility; receiving insurance proceeds due to explosion at the El Dorado Facility; improving our bottom line; and outlook for agricultural business. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, if for any reason insurance coverage is denied or the insurance carrier refuses to pay a substantial amount of our claim or claims, general economic conditions, inability to repair or replace damaged equipment in a timely manner, weather conditions, inability to fund the necessary repairs or replacements, changes in customer demands, inability to obtain in a timely manner any additional necessary regulatory approvals as to such repairs or replacements, and other factors set forth under “Risk Factors” in Item 1A of Part 1 and under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2011, and Form 10-Q for the period ended June 30, 2012 for discussions of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report.

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